EXHIBIT 99.4

CONSENT

OF

CREDIT SUISSE SECURITIES (USA) LLC

PartnerRe Ltd.

Wellesley House, 90 Pitts Bay Road

Pembroke, Bermuda HM 08

Attention: Board of Directors

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 25, 2015, to the Board of Directors of PartnerRe Ltd. (the “Company”) as Annex B to, and reference thereto under the headings “Summary – Opinion of Financial Advisor for PartnerRe”, “The Amalgamation – Background of the Amalgamation”, “The Amalgamation – PartnerRe’s Reasons for the Amalgamation and Recommendation of PartnerRe’s Board of Directors” and “The Amalgamation – Opinion of PartnerRe’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving the Company and AXIS Capital Holdings Limited, which joint proxy statement/prospectus forms a part of the Registration Statement of the Company on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Alejandro Przygoda
Name:	Alejandro Przygoda
Title:	Managing Director

May 29, 2015